Exhibit 99.1

Jounce Therapeutics Reports Third Quarter 2019 Financial Results

- New safety and preliminary efficacy data from JTX-4014 to be presented at the SITC 2019 Annual Meeting -
- JTX-4014 data supports use as a combination agent for future studies -
- 2019 cash burn guidance reduced -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., November 7, 2019 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the third quarter ended September 30, 2019 and provided a corporate update.

“We have continued to work diligently on advancing our pipeline and further executing on our clinical development plans through our Translational Science Platform and reverse translational analysis. Both of our clinical-stage programs, vopratelimab and JTX-4014, continue to progress well. We are pleased to be presenting both new data from JTX-4014, as well as the dosing and sequencing strategy for vopratelimab in our ongoing EMERGE Phase 2 trial, at the SITC 2019 Annual Meeting this weekend,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We continue to focus on the underlying mechanistic science of our immunotherapies as we work towards bringing meaningful and long-lasting benefits to cancer patients. We look forward to executing on several key milestones in 2020 across our robust pipeline.”

Clinical Programs:
Vopratelimab

•
Two development paths established for vopratelimab program: The reverse translational analysis from the ICONIC trial established the correlation between ICOS hi CD4 T cells, which emerged due to vopratelimab, and clinical benefit. The first development path focuses on the biology of optimizing the induction of ICOS hi CD4 T cells prior to vopratelimab administration. The second path focuses on the use of a predictive biomarker to identify and select patients who may be more likely to benefit from a combination of vopratelimab and a PD-1 inhibitor. The first of the induction studies, EMERGE, is underway.

•
Dosing and sequencing strategy for EMERGE Phase 2 trial to be presented at the Society for Immunotherapy of Cancer (SITC): On November 9, 2019, Jounce will present a Trials in Progress poster on the EMERGE trial, which will include the combination dosing and sequencing strategy based on its understanding of the kinetics of induction of ICOS hi CD4 T effector cells by ipilimumab and their expansion and sustained activation by vopratelimab. The EMERGE Phase 2 clinical trial began enrollment in mid-June 2019. Jounce expects to report EMERGE data including preliminary efficacy and biomarker relationships to clinical outcomes for up to 80 patients in 2020.

•
Predictive biomarker approach: In the second development path, Jounce will focus on the use of a predictive biomarker. In the analysis of ICONIC patients, Jounce was able to identify a biomarker from baseline samples that correlated with the emergence of ICOS hi CD4 T cells, ORR, PFS and OS, in patients treated with vopratelimab alone or in combination with nivolumab. Jounce plans to use this potential predictive biomarker to select patients in a new trial with vopratelimab and JTX-4014. Jounce will provide more details in the next few months on this clinical trial.

JTX-4014

•
New safety and preliminary efficacy data from JTX-4014 Phase 1 trial to be presented at SITC: On November 8, 2019, Jounce will present new safety and preliminary efficacy data from the Phase 1 trial of JTX-4014 during a poster session at the SITC 2019 Annual Meeting.

•
JTX-4014 identified as combination agent: Based on the encouraging safety and preliminary efficacy data, Jounce plans to use JTX-4014 as the PD-1 inhibitor in combination with its other product candidates, including in the new predictive biomarker trial with vopratelimab.

Discovery Pipeline:

•
On track to announce next development candidate: Jounce continues to advance and develop its broad discovery pipeline, which includes multiple programs targeting T-regulatory cells, macrophages and stromal cells. Jounce expects to move its next novel program into IND-enabling studies by the end of the year.

Corporate Highlights:

•
Senior appointments: During the third quarter of 2019, Jounce announced the addition of Jacqui Fahey Sandell to its management team as Chief Legal Officer and Corporate Secretary. In October, Haley Laken, Ph.D., VP of Program and Portfolio Strategy, who has been with Jounce since early 2018, also joined the management team.

Third Quarter 2019 Financial Results:

•
Cash position: As of September 30, 2019, cash, cash equivalents and investments were $185.1 million, compared to $195.9 million as of December 31, 2018. The decrease in cash, cash equivalents and investments was primarily due to operating costs incurred during the period, offset by the $50.0 million license fee received in July 2019 pursuant to Jounce’s new license agreement with Celgene.

•
License and collaboration revenue: License and collaboration revenue was $119.4 million for the third quarter of 2019, compared to $14.5 million for the same period in 2018. License and collaboration revenue recognized during the third quarter of 2019 was comprised of $50.0 million of cash revenue related to Jounce’s new license agreement with Celgene and $69.4 million of non-cash revenue recognition relating to the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s original strategic collaboration with Celgene. In connection with the termination of the original strategic collaboration, Jounce recognized the remaining deferred revenue relating to this agreement in the third quarter of 2019. License and collaboration revenue recognized during the third quarter of 2018 was comprised solely of non-cash revenue recognition related to the $225.0 million upfront payment.

•
Research and development expenses: Research and development expenses were $15.1 million for the third quarter of 2019, compared to $16.8 million for the same period in 2018. The decrease in research and development expenses was primarily due to $2.2 million of decreased external research and development costs attributable to vopratelimab manufacturing expenses and JTX-4014 IND-enabling expenses incurred during the third quarter of 2018. This decrease was partially offset by $0.9 million of increased employee compensation costs.

•	General and administrative expenses: General and administrative expenses were $6.5 million for both the third quarter of 2019 and the same period in 2018.

•
Net income (loss): Net income was $98.9 million for the third quarter of 2019, resulting in basic net income per share of $2.99 and diluted net income per share of $2.90. This increase in net income was primarily attributable to $119.4 million of license and collaboration revenue recognized under Jounce’s agreements with Celgene. Net loss was $7.6 million for the same period in 2018, or a basic and diluted net loss per share of $0.23.

Financial Guidance:
Based on its operating and development plans for the remainder of 2019, Jounce now expects gross cash burn on operating expenses and capital expenditures for the full year 2019 to be approximately $75.0 million to $85.0 million, a decrease from its previously announced guidance of approximately $80.0 million to $95.0 million for the full year 2019.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 3379867. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within the human tumor microenvironment to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce is developing two clinical-stage programs as well as advancing and building out its broad and wholly-owned discovery pipeline of immuno-oncology targets, including those expressed on T-regulatory cells, macrophages and stromal cells. Jounce’s lead product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS and is currently being assessed in a Phase 2 clinical trial. JTX-4014 is a PD-1 inhibitor intended for potential use in combination with its pipeline of future product candidates. Jounce completed enrollment in the Phase 1 clinical trial of JTX-4014 and additional studies with JTX-4014 are planned. In addition, Jounce has exclusively licensed worldwide rights to JTX-8064, a LILRB2 receptor antagonist, to Celgene. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, operating expenses and capital expenditures; the timing, progress, results and release of data for clinical studies of vopratelimab and JTX-4014; identification and selection of patients for Jounce’s clinical studies; the use of JTX-4014 in combination with Jounce’s other product candidates; and the timing, progress and results of preclinical studies for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “expect,” “plan,” “will” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; the development plans of its product candidates and any companion or complementary diagnostics; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
License and collaboration revenue—related party	$119,445	$14,528	$147,872	$45,101
Operating expenses:
Research and development	15,115	16,751	50,525	53,408
General and administrative	6,483	6,517	20,998	19,842
Total operating expenses	21,598	23,268	71,523	73,250
Operating income (loss)	97,847	(8,740)	76,349	(28,149)
Other income, net	1,025	1,103	3,177	2,810
Income (loss) before provision for income taxes	98,872	(7,637)	79,526	(25,339)
Provision for income taxes	12	—	36	—
Net income (loss)	$98,860	$(7,637)	$79,490	$(25,339)
Net income (loss) per share, basic	$2.99	$(0.23)	$2.41	$(0.78)
Net income (loss) per share, diluted	$2.90	$(0.23)	$2.33	$(0.78)
Weighted-average common shares outstanding, basic	33,112	32,641	33,015	32,462
Weighted-average common shares outstanding, diluted	34,141	32,641	34,160	32,462

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	September 30,		December 31,
	2019		2018
Cash, cash equivalents and investments	$185,097		$195,864
Working capital	$167,745		$126,663
Total assets	$222,358		$214,452
Total deferred revenue—related party	$—		$97,872
Total stockholders’ equity	$191,409		$104,129

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Kathryn Morris
The Yates Network
914-204-6412
kathryn@theyatesnetwork.com